ROYALTY AGREEMENT

           THIS ROYALTY AGREEMENT (the “Agreement’) is entered into and effective July 1, 2011 (the “Effective Date”), by and between SECUREALERT, INC., a Utah Corporation (“Grantor”), with its principal executive office located at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070, and BORINQUEN CONTAINER CORPORATION (“Grantee”), with a principal mailing address of P.O. Box 364744, San Juan, Puerto Rico 00936~4744. Grantor and Grantee are also referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH

           WHEREAS, Grantee is the owner of all of the issued and outstanding shares of stock (the “ISS Shares”) of International Surveillance Systems, Inc., a Puerto Rico corporation (“ISS”);

           WHEREAS, the Parties have entered into an Exclusive Distribution Agreement ( herein referred to as the “Distribution Agreement“) that grants ISS the exclusive right to promote, market and sell certain Products and Services within the Territory (as defined in Section 1 below);

           WHEREAS, Grantor has agreed to acquire from Grantee and Grantee has agreed to sell to Grantor all of the ISS Shares under that certain agreement of even date herewith (the “Purchase Agreement”), and

           WHEREAS, as part of the consideration to be paid to Grantee under the Purchase Agreement, Grantor has agreed to grant certain royalties to Grantee under the terms of this Agreement.

           NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration between the Parties, the adequacy of which is hereby acknowledged, the Parties agree as follows:

SECTION 1—DEFINITIONS

1.1	Products. “Products” shall mean electronic location monitoring devices used or provided by Grantor in its business using Grantor’s intellectual property.

1.2	Services. “Services” shall mean services relative to the monitoring, maintenance and repair of the Products.

1.3	Territory. As used in this Agreement, the term “Territory” is defined in the attached Exhibit A.

1.4
Net Revenues.  As used in this Agreement the term “Net Revenues” shall mean gross revenues of Grantor (or any of its subsidiaries) derived within the Territory from the sales and/or lease of any and all electronic monitoring equipment and/or required monitoring center tracking services, and/or any other right to use the Products, less and limited to only those fees and/or commissions paid to independent sales or other third-party sales/monitoring agents within the territory. “Net Revenues” explicitly excludes Grantor’s direct monitoring costs or expenses, which will not be in any way considered or deducted from the calculation of Net Revenues.

SECTION 2— ROYALTIES

2.1
Royalty Granted. Grantor hereby grants to Grantee, and Grantee hereby accepts, the right to receive twenty percent (20%) of the Net Revenues, (the “Royalty”). These Royalties shall be paid not later than the fifteenth (15th) day of the following month and will be determined on the basis of the Net Revenues received the preceding month.

2.2
The Grantor, at its option, may pay the Royalty payments to the Grantee in cash or shares of Grantor’s Series D Convertible Preferred stock, valued at $500 per share, or an equivalent number of shares of Common Stock of the Grantor (at a price of $0.083 per Common Stock) from inception of this Agreement, until such time as the Grantor achieves positive cash flow, determined under Generally Accepted Accounting Principles (GAAP). However, the Grantor is required to pay the Royalty payments in cash upon achieving quarterly positive cash flow determined under GAAP.

SECTION 3-REPORTS; AUDIT RIGHTS

3.1	Grantor shall deliver to Grantee throughout the term of this Agreement monthly reports indicating the Net Revenues received and the Royalties payable each month in connection with such Net Revenues.

3.2
Grantee and its representatives shall have the right at its own expense, on not less than five (5) business days notice to Grantor, to examine and audit Grantor’s books and records with respect to the determination of the Royalty and any other fees payable to Grantee hereunder, and, at Grantee’s sole cost and expense, Grantee shall have the right to copy and duplicate such information as Grantee may require. In addition, if Grantee requests, Grantor shall deliver to Grantee, within five (5) business days following Grantee’s request therefore, a certificate from Grantor’s Chief Executive Officer or Chief Financial Officer certifying the accuracy of the information delivered by Grantor to Grantee. If any such audit discloses that the actual amount due to Grantee hereunder exceeds the amount paid, Grantee shall give written notice thereof to Grantor, including the calculations showing the amounts due to Grantee (the “Deficiency Notice”) and Grantor shall, within five (5) business days after receipt thereof, pay to Grantee all such additional Royalties and other fees due to Grantee. If the unpaid Royalties and other fees due as disclosed in such audit exceed the amount of the Royalty originally paid to Grantee by more than the greater of (i) $50,000 or (ii) two (2%) percent of the amount originally paid, Grantor shall also then pay the cost of such audit and examination within thirty (30) days following Grantee’s request therefore. Otherwise Grantee shall bear the expense of the audit.

SECTION 4—TERM AND TERMINATION

4.1	Term. The Term of this Agreement shall be twenty (20) years commencing on the Effective Date.

4.2
Breach; Reversion Rights.  If Grantor breaches any of the terms and conditions of this Agreement and fails to cure such breach within fifteen business days after receiving written notice of breach from Grantee, then Grantee shall have the right to immediately and automatically terminate this Agreement provided however, that if Grantor in “good faith” disputed the claim of breach, and is current in the payment of all Royalties due hereunder this Agreement, then no termination shall occur and the Parties agree to mediate the dispute.  If the claim is for underpayment of Royalties pursuant to an audit conducted by Grantee under Section 3.2 above, and Grantor disputes the results of such an audit in “good faith”, Grantor may, after paying in full such Royalties as it agrees are due to Grantee, conduct its own audit at its own expense to verify the results of Grantee’s audit.  If the Grantor’s audit does not verify the Grantee’s audit, then the Parties agree to mediate the dispute.  If after mediation of an uncured breach the Parties remain in disagreement regarding the disputed breach, and Grantor has failed to pay the Royalties then due, then Grantor agrees that all of the rights granted to ISS in the Distribution Agreement shall automatically revert to Grantee (or to any wholly-owned subsidiary of Grantee designated by it) and Grantee or its designee shall immediately and automatically become the exclusive distributor of the Products and Services in the Territory, subject to the revenue sharing provisions of the Distribution Agreement, as heretofore modified and amended.

4.3
The Grantee herein extends a purchase option (the “Purchase Option”) to the Grantor, wherein the Grantor may, at its sole option, terminate this Royalty Agreement for either a payment of $15,000,000 in cash, or the Grantor’s stock at an effective stock conversion price of $0.083 per share. This Purchase Option may be exercised by the Grantor on or before December 31, 2011 at 5:00 P. M. US MST and expires thereafter, unless otherwise agreed to and mutually modified between the Parties.

SECTION 5—MISCELLANEOUS

5.1   Applicable Law. This Agreement shall be interpreted under the laws of the Commonwealth of Puerto Rico and any dispute arising under this Agreement shall be decided in the courts of the Commonwealth of Puerto Rico.

5.2
Severability. In the event that in any legal proceedings it is determined that any of the sections of this Agreement or any subsection, provision, or part thereof is invalid, such section, subsection, provision or part hereof shall be deemed to be severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

5.3	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

5.4
Amendment.  No amendment, supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the Party to be charged therewith.  No waiver of any provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.5
Counterparts.  This Agreement may be executed by facsimile or electronically (e-mail) and in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.6
Attorney’s Fees.  In the event of any lawsuit, action or proceeding brought by either Party for a breach of any term or provision hereof, or to enforce any term or provision hereof, the prevailing Party shall be entitled to reasonable attorney’s fees in addition to court costs and other expenses of litigation in said action or proceeding. For purposes of this Agreement, “prevailing Party” includes, without limitation, a Party who agrees to dismiss an action or proceeding upon the other Party’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.

5.7
Continued Support.  In recognition of the Royalty defined herein, Grantee, its affiliates and related individuals furthermore agree to support the ongoing good faith business interests, expansion and efforts of the Grantor within each of the countries of the territory, and to continue to facilitate governmental and/or strategic partner introductions when possible and where practical, when requested and/or opportunistic, as long as this creates no adverse condition or incremental financial burden upon either the Grantee or Grantor, through the duration of this Agreement.

(SIGNATURES APPEAR ON THE FOLLOWING PAGE)

           IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement as of the Effective Date.

GRANTOR:

SecureAlert, Inc.

By:	/s/ John L. Hastings, III
Name:	John Hastings
Title:	President

GRANTEE:

Borinquen Container Corporation

By:	/s/ Hector L. Gonzalez
Name:	Hector L. Gonzalez
Title:	President

Exhibit A
The Territory Defined

Latin & South American Countries
Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Falkland Islands, French Guiana, Guatemala, Guyana, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Suriname, Uruguay, Venezuela

Caribbean Countries & Commonwealths
Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Bonaire, Saint Eustatius and Saba, British Virgin Islands, Cayman Islands, Cuba (above as well), Curaçao, Dominica, Dominican Republic (above as well), Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Montserrat, Puerto Rico, Saint-Barthélemy, Saint Kitts and Nevis, Saint Lucia, Saint Martin (French part), Saint Vincent and the Grenadines, Saint Maarten (Dutch part), Trinidad and Tobago, Turks and Caicos Islands and United States Virgin Islands

Spain & Portugal
Spain, Portugal

[Note:  Latin America information was sited from Wikipedia: http://en.wikipedia.org/wiki/Latin_America

South America and Caribbean information sited from United Nations Statistics Division:  http://unstats.un.org/unsd/methods/m49/m49regin.htm#americas

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